Exhibit 99.1

FibroBiologics Announces Closing of $0.5 Million Private Placement with Chief Scientific Officer

HOUSTON, September 17, 2026 /PRNewswire/ -- FibroBiologics, Inc. (Nasdaq: FBLG) ("FibroBiologics" or the “Company”), a clinical-stage biotechnology company with 270+ patents issued and pending with a focus on the development of therapeutics and potential cures for chronic diseases using fibroblasts and fibroblast-derived materials, today announced the closing of a private placement on September 15, 2026, with Hamid Khoja, Ph.D., Chief Scientific Officer of FibroBiologics, for the purchase of 298,508 shares of common stock and accompanying warrants to purchase up to 298,508 shares of common stock, priced at-the-market under Nasdaq rules.

Each share of common stock and accompanying warrant was sold at a combined purchase price of $1.675. This price equaled the consolidated closing bid price of the Company's common stock on The Nasdaq Capital Market on September 14, 2026, of $1.55 per share, plus $0.125 per warrant. The warrants have an exercise price of $1.55 per share, are immediately exercisable, and expire five years from the date of issuance.

FibroBiologics received gross proceeds of approximately $0.5 million, before deducting offering expenses. The Company intends to use the net proceeds for general corporate purposes and working capital.

“Dr. Khoja is the scientific architect of our platform, and his decision to increase his investment as a shareholder speaks for itself,” said Pete O'Heeron, Founder and Chief Executive Officer of FibroBiologics. “With CYWC628 advancing in the clinic and our pipeline expanding across wound care, psoriasis and orthopedics, we are focused on execution, and this investment reflects the confidence our leadership team has in the work ahead.”

“I have spent years working with our passionate and dedicated team to build our fibroblast-based platform technology, and our discoveries every day continue to reinforce my confidence in the potential therapeutic capabilities of these cells," said Dr. Khoja. “Investing in FibroBiologics is my personal commitment to the science we are building, the team we have built, and the potential of the therapeutics we are developing for the patients we hope to serve.”

The securities described above were offered and sold in a private placement pursuant to the exemption provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506(b) of Regulation D promulgated thereunder. They have not been registered under the Securities Act or applicable state securities laws. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Exhibit 99.1

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information, please visit FibroBiologics' website, email FibroBiologics at info@fibrobiologics.com or follow FibroBiologics on LinkedIn, YouTube, Facebook or X.

About FibroBiologics

Based in Houston, FibroBiologics is a clinical-stage biotechnology company developing a pipeline of treatments and seeking potential cures for chronic diseases using fibroblast cells and fibroblast-derived materials. FibroBiologics holds 270+ US and internationally issued patents/patents pending across various clinical pathways, including wound healing, multiple sclerosis, disc degeneration, psoriasis, orthopedics, human longevity, and cancer. FibroBiologics represents the next generation of medical advancement in cell therapy and tissue regeneration. For more information, visit www.FibroBiologics.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Company’s intended use of proceeds. These forward-looking statements are based on FibroBiologics' management's current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FibroBiologics' management's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including those set forth under the caption "Risk Factors" and elsewhere in FibroBiologics' annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the SEC and any subsequent public filings. Copies are available on the SEC's website, www.sec.gov. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) risks related to FibroBiologics' liquidity and its ability to maintain capital resources sufficient to conduct its business; (b) expectations regarding the initiation, progress and expected results of FibroBiologics' R&D efforts and preclinical studies; (c) the unpredictable relationship between R&D and preclinical results and clinical study results; and (d) the ability of FibroBiologics to successfully prosecute its patent applications. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FibroBiologics

Exhibit 99.1

assumes no obligation and, except as required by law, does not intend to update, or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. FibroBiologics gives no assurance that it will achieve its expectations.

General Inquiries:
info@fibrobiologics.com

Investor Relations:
Nic Johnson
Russo Partners
(212) 845-4242
fibrobiologicsIR@russopr.com

Media Contact:
Liz Phillips
Russo Partners
(347) 956-7697
Elizabeth.phillips@russopartnersllc.com